Exhibit 2.1
PLAN OF CONVERSION
OF
IMPERIAL HOLDINGS, LLC,
a Florida Limited Liability Company
(“Converting Entity”)
into
IMPERIAL HOLDINGS, INC.,
a Florida Corporation
(“Resulting Entity”)
     THIS PLAN OF CONVERSION (the “Plan”) is dated as of January 12, 2011, and converts Imperial Holdings, LLC, a Florida limited liability company (the “Converting Entity”) into Imperial Holdings, Inc., a Florida corporation (the “Resulting Entity”).
W I T N E S S E T H:
     WHEREAS, the Converting Entity is a limited liability company organized and existing under the laws of the State of Florida; and
     WHEREAS, the Resulting Entity will be a corporation organized and existing under the laws of the State of Florida; and
     WHEREAS, Section 608.4401 of the Florida Limited Liability Company Act and Section 607.1115 of the Florida Business Corporation Act permit the conversion of a Florida limited liability company into a Florida corporation; and
     WHEREAS, this Plan is being adopted in anticipation of the Resulting Entity’s initial public offering (the “IPO”) of the Resulting Entity’s common stock (the “Common Stock”); and
     WHEREAS, IMEX Settlement Corporation, a Florida corporation (“IMEX”), IFS Holdings, Inc., a Florida corporation (“IFS”) and Red Oak Finance, LLC, a Florida limited liability company (“Red Oak” and together with IMEX and IFS, the “Existing Holders”), each own 33 1/3% of the outstanding voting common membership units of the Converting Entity (the “Existing Entity Common Units”); and
     WHEREAS, certain of the Existing Holders also own non-voting preferred membership units of the Converting Entity (the “Existing Entity Preferred Units”), including 110,000 16% Series F Preferred Units of the Converting Entity (the “Series F Existing Entity Preferred Units”) issued to IMEX in consideration for the contribution to the Converting Entity of an $11,000,000 demand promissory note payable to the Converting Entity (the “IMEX Note”); and
     WHEREAS, immediately prior to the closing of the IPO but after the Conversion, each of IMEX, IFS and Red Oak plan to effectuate corporate reorganizations pursuant to which

IMEX, IFS and Red Oak will transfer all or substantially all of their assets to the Resulting Entity, the Resulting Entity will issue Common Stock and warrants to the shareholders of IMEX, IFS and Red Oak as outlined herein and IMEX, IFS and Red Oak shall liquidate and dissolve (the “Existing Holder Reorganizations”); and
     WHEREAS, the Converting Entity is currently indebted to IMPEX Enterprises, Ltd. (“IMPEX”), an affiliate of IMEX, in the amount of $5,101,000 as of September 30, 2010 (the “IMPEX Debt”); and
     WHEREAS, this Plan reflects a settlement among certain of the Existing Holders, certain affiliates of the Existing Holders and certain other parties (the “Settlement”); and
     WHEREAS, as part of the Settlement, IMPEX has agreed to accept shares of Common Stock of the Resulting Entity in satisfaction of the IMPEX Debt, together with any additional accrued and unpaid interest thereon; and
     WHEREAS, for federal income tax purposes it is intended that the Conversion (as defined below) and the Existing Holder Reorganizations shall qualify as reorganizations within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and that this Plan of Conversion constitutes a plan of reorganization; and
     WHEREAS, James Purdy, an employee of the Converting Entity (“Purdy”), is party to a Phantom Unit Agreement dated as of February 2, 2007 with the Converting Entity, pursuant to which, subject to the terms and conditions of such compensatory arrangement, he was granted 1,184.21 phantom limited liability company units in the Converting Entity (the “Purdy Phantom Units”); and
     WHEREAS, Jonathan Moulton, an employee of the Converting Entity (“Moulton,” and together with Purdy, collectively the “Phantom Holders”), is party to a Phantom Unit Agreement dated as of February 2, 2007 with the Converting Entity, pursuant to which, subject to the terms and conditions of such compensatory arrangement, he was granted 2,337.66 phantom limited liability company units in the Converting Entity (the “Moulton Phantom Units,” and together with the Purdy Phantom Units, collectively the “Phantom Units”); and
     WHEREAS, each of the parties hereto, including all the members and managers of the Converting Entity, have deemed it to be in their respective best interest, and in the best interest of the Converting Entity, for the Converting Entity to adopt the Plan and convert into a Florida corporation at the Effective Time (as defined below).
     NOW THEREFORE, the Converting Entity hereby agrees that the Converting Entity shall be converted into a Florida corporation in the form of the Resulting Entity in accordance with the applicable laws of the State of Florida and the terms and conditions and in the manner set forth in this Plan of Conversion.
     1. Effective Time of Conversion. The Conversion (as defined below) will be effective (the “Effective Time”) at 9:00 a.m. on the date that the Resulting Entity’s registration statement for its IPO is declared effective.

     2. The Conversion. Pursuant to the relevant provisions of the Florida Limited Liability Company Act and the Florida Business Corporation Act, the Converting Entity shall be converted into the Resulting Entity upon the terms and conditions set forth in this Plan of Conversion, and the Resulting Entity shall be organized and governed as a corporation under the laws of the State of Florida (the “Conversion”).
     3. Resulting Entity. On and after the Effective Time as provided herein:
     a. The Converting Entity shall convert into the Resulting Entity and shall be governed by and subject to the laws of the State of Florida;
     b. The Converting Entity shall continue in existence without interruption in the organizational form of the Resulting Entity;
     c. All rights, title and interests in and to all real estate and other property owned by the Converting Entity will continue to be owned by the Resulting Entity in its new organizational form without reversion or impairment, without further act or deed, but subject to any existing liens or other encumbrances thereon;
     d. All liabilities and obligations of the Converting Entity shall continue to be liabilities and obligations of the Resulting Entity in its new organizational form without impairment or diminution by reason of the Conversion.
     4. Terms and Conditions of Conversion. The terms and conditions of the Conversion are as follows:
     a. Certificate of Conversion in the form attached as Exhibit A hereto shall be duly executed and filed with the Secretary of State of Florida.
     b. Articles of Incorporation in the form attached as Exhibit B hereto shall be duly executed and filed with the Secretary of State of Florida, effective as of the Effective Time.
     c. Bylaws in the form attached as Exhibit C hereto shall be the bylaws of the Resulting Entity.
     5. Approval. The Conversion contemplated by this Plan of Conversion has been unanimously approved by the managers of the Converting Entity in the manner required by the Florida Limited Liability Company Act and ratified by the members of the Converting Entity.
     6. Conversion of Common Units, Preferred Units and IMPEX Debt at the Effective Time. The initial allocation of shares of Common Stock of the Resulting Entity issued in the corporate reorganization of the Converting Entity at the Effective Time will be based on (i) the midpoint of the price range on the cover of the Resulting Entity’s last preliminary prospectus filed with the Securities and Exchange Commission prior to the closing of the IPO (the “Midpoint Price”) and will not give effect to the conversion of the Phantom Units which shall remain outstanding until immediately prior to the closing of the IPO. Accordingly, at the Effective Time, (a) all Existing Entity Common Units and Existing Entity Preferred Units (other than the Series F Existing Entity Preferred Units) held by the Existing Holders and the IMPEX

Debt shall be automatically converted into shares of Common Stock of the Resulting Entity without any further action on the part of any Existing Holder, on the basis set forth in the table below, and (b) all Series F Existing Entity Preferred Units held by the Existing Holders shall be cancelled and the IMEX Note shall be cancelled without any further action on the part of any Existing Holder. Shares of Common Stock issued for the conversion of the IMPEX Debt shall be issued to IMPEX’s affiliate, IMEX.

Name of Existing Holder	Initial Allocation of Shares Formula for Determining
IMEX	$7,000,000 ÷ Midpoint Price
IFS	Allocated Value — [$37,000,000 + (0.0075 x Allocated Value)]
Midpoint Price x 2
Red Oak	Allocated Value — [$37,000,000 + (0.0075 x Allocated Value)]
Midpoint Price x 2
As used in this Plan, the term “Allocated Value” shall mean $54,000,000.
     7. Existing Holder Reorganizations. Immediately prior to the closing of the IPO, the Existing Holder Reorganizations shall occur. After the Existing Holder Reorganizations, the shares of Common Stock set forth in the table in Section 6 shall be held by the following:

Name of Existing Holder	Record Holder of Issued Shares Post-Existing Holder Reorganizations
IMEX	Pine Trading, Ltd. (“Pine Trading”)
IFS	Mitchell
Red Oak	Neuman
The number of shares of Common Stock initially issued to IMEX pursuant to Section 6 and reissued in the name of Pine Trading pursuant to the Existing Holder Reorganizations shall be referred to herein as the “Pine Trading Allocation.”
     8. Adjustment for IPO Price.
     a. Immediately prior to the closing of the IPO, in the event the IPO Price is more than the Midpoint Price, the number of shares of Common Stock allocated to Pine Trading following the Existing Shareholder Reorganizations shall be reduced in the aggregate by the number of shares of Common Stock as determined pursuant to the following formula (the “Adjusted Shares”) and such Adjusted Shares shall be delivered to Mitchell and Neuman, as hereinafter provided:

Pine Trading Allocation x (IPO Price — Midpoint Price)	=	Number of Adjusted
IPO Price		Shares

     Such Adjusted Shares shall be allocated 50% to Mitchell and 50% to Neuman.
     b. To the extent the $30 million unsecured convertible debenture issued by the Converting Entity to Branch Office of Skarbonka Sp. zo. o. is converted into shares of Common Stock at a conversion price that is greater than the Midpoint Price, then additional shares of Common Stock shall be issued to Mitchell and Neuman, as determined pursuant to the following formula (the “Additional Shares”):

($30 million ÷ Midpoint Price) x (IPO Price - Midpoint Price)	=	Number of Additional
IPO Price		Shares
     Such Additional Shares shall be issued 50% to Mitchell and 50% to Neuman.
     c. All adjustments pursuant to this Section 8 shall be rounded to the nearest whole share of Common Stock.
     9. Adjustment for Conversion of Phantom Units. Immediately prior to the closing of the IPO but after the completion of the Existing Holder Reorganizations, issuance of the Adjusted Shares and Additional Shares pursuant to Section 8, if any, all Phantom Units of the Converting Entity held by the Phantom Holders shall be automatically converted into the following shares of Common Stock of the Resulting Entity without any further action on the part of any Phantom Holder, on the basis set forth in the table below:

Name of Phantom Holder	Number of Shares
Moulton	(Allocated Value ÷ Midpoint Price) x .005
Purdy	(Allocated Value ÷ Midpoint Price) x .0025
     10. Warrants.
     a. Prior to the closing of the IPO, the Resulting Entity will issue warrants to purchase shares of Common Stock equal to 20% of the sum of (i) the aggregate number of shares of Common Stock to be sold in the primary offering of the IPO, and (ii) 3,600,000 shares of Common Stock.
     b. Prior to the closing of the over-allotment option issued to the underwriters in the IPO, the Resulting Entity will issue additional warrants to purchase a number of shares of Common Stock equal to 20% of the over-allotment option that is exercised by the underwriters in the IPO.
     c. The parties acknowledge and agree that (a) 33 1/3% of all such warrants shall be issued with an exercise price per share equal to 120% of the IPO Price (the “120% IPO Price Warrants”), 33 1/3% of all such warrants shall be issued with an exercise price per share equal to 135% of the IPO Price (the “135% IPO Price Warrants”) and 33 1/3% of all such warrants shall be issued with an exercise price per share equal to 150%

of the IPO Price (the “150% IPO Price Warrants”) and (b) that the 120% IPO Price Warrants, 135% IPO Price Warrants and 150% IPO Price Warrants shall each be issued one-third to Mitchell, one-third to Neuman and one-third to Pine Trading.
     11. Lock-Up Agreement. Prior to the closing of the IPO, each party hereto receiving shares of Common Stock agrees to execute and deliver a Lock-Up Agreement in substantially the form set forth on Exhibit D hereto.
     12. Termination or Abandonment; Agreement to Unwind.
     a. This Plan may be terminated and/or the Conversion abandoned at any time prior to the Effective Time by the action of the board of managers of the Converting Entity. In the event of termination of this Plan and/or abandonment of the Conversion, this Plan shall become void and of no further force and effect without liability on the part of any party hereto or their respective officers and agents.
     b. In the event that, for any reason, the IPO does not close within sixty days after the Effective Time, the parties hereto agree to use their best efforts to unwind the Conversion and to restore each party to the position it held with respect to the Converting Entity immediately prior to the Effective Time, including without limitation, all rights, privileges, economic benefits and voting rights. In connection therewith, the parties shall cooperate reasonably with each other in connection with any steps required to be taken to fulfill the obligations contemplated by this Section 11(b) and shall (i) furnish upon request to each other such further information; (ii) execute and deliver to each other such other documents; and (iii) do such other acts and things, all as the other parties may reasonably request, for the purpose of carrying out the intent of this paragraph and the transactions contemplated thereby.
[Signatures appear on the following page.]

     IN WITNESS WHEREOF, the undersigned have caused this Plan of Conversion to be executed as of the date first written above.

CONVERTING ENTITY: IMPERIAL HOLDINGS, LLC Red Oak Finance, LLC, its Member
By:	/s/ Jonathan Neuman

Name: Jonathan Neuman Title: Manager

MANAGERS: RED OAK FINANCE, LLC, Manager
By:	/s/ Jonathan Neuman

Jonathan Neuman President

IMEX SETTLEMENT CORPORATION, Manager
By:	/s/ Antony Mitchell

Antony Mitchell President

IFS HOLDINGS, INC., Manager
By:	/s/ Antony Mitchell

Antony Mitchell President

[Signature Page to Plan of Conversion]

EXISTING HOLDERS: RED OAK FINANCE, LLC, Member
By:	/s/ Jonathan Neuman

Jonathan Neuman President

IMEX SETTLEMENT CORPORATION, Member
By:	/s/ Antony Mitchell

Antony Mitchell President

IFS HOLDINGS, INC., Member
By:	/s/ Antony Mitchell

Antony Mitchell President

[Signature Page to Plan of Conversion]

ADDITIONAL PARTIES: PINE TRADING, LTD.
By:	/s/ Edgardo E. Diaz
Name:	Edgardo E. Diaz
Its:	Director

By:	/s/ Maria Vallarino A.
Maria Vallarino A.
Director

/s/ James Purdy

JAMES PURDY

/s/ Jonathan Moulton

JONATHAN MOULTON

[Signature Page to Plan of Conversion]